Exhibit 99.3

Unaudited Pro Forma COMBINED FINANCIAL STATEMENTS OF THE COMBINED COMPANY AND RELATED NOTES

Introduction

The following unaudited pro forma combined financial statements as of and for the fiscal year ended April 30, 2019 are based on the historical financial statements of Franchise Group, Inc. (formerly known as Liberty Tax, Inc.) (“Franchise Group” or the “Company”) and Buddy’s Newco, LLC (“Buddy’s”), after giving effect to (i) the transaction consummated pursuant to that certain Agreement of Merger and Business Combination Agreement (the “business combination agreement”), dated as of July 10, 2019, by and among the Company, Buddy’s, Franchise Group New Holdco, LLC, a wholly-owned direct subsidiary of the Company (“New Holdco”), Franchise Group B Merger Sub, LLC, a wholly-owned indirect subsidiary of New Holdco (“Merger Sub”), and Vintage RTO, L.P., solely in its capacity as the representative of the former equity holders of Buddy’s, whereby Buddy’s was merged with and into Merger Sub and became a wholly-owned subsidiary of the Company (the “merger”), (ii) the planned completion of the offer to acquire any and all outstanding shares of the Company common stock, par value $0.01 per share (“Company common stock”), at a purchase price of $12.00 per share, in cash and without interest and less applicable withholding taxes (the “offer”), and (iii) the related debt and equity financings (together, the “Transactions”). The unaudited pro forma combined financial statements are based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined statement of operations for the fiscal year ended April 30, 2019 combines the historical consolidated statement of operations for the fiscal year ended April 30, 2019 of the Company and the historical consolidated trailing twelve-month statement of operations for the period ended March 31, 2019 of Buddy’s, giving effect to the Transactions as if they had occurred on the first day of the fiscal year, May 1, 2018. The unaudited pro forma combined balance sheet as of April 30, 2019 combines the historical consolidated balance sheet of the Company as of April 30, 2019 and the historical consolidated balance sheet of Buddy’s as of March 31, 2019, giving effect to the Transactions as if they had occurred on April 30, 2019.

The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting, with the Company considered the accounting acquirer of Buddy’s. Franchise Group is considered the accounting acquirer based on the following factors:

•	the consideration transferred included the issuance of equity interests for which the legacy Franchise Group stockholders hold the majority of the voting interests;
•	key management positions, including the CEO and CFO, are held by Franchise Group management;
•	the board of directors is comprised of all existing board members of Franchise Group and no additional seats are held or selected by the pre-closing members of Buddy’s; and
•	Franchise Group is the larger entity based on the size of assets, revenues, employees and other key operational metrics.

The relative equity interests in the Company to be held by the pre-closing Company stockholders and the pre-closing members of Buddy’s will depend on the outcome of the offer, including any additional equity commitments made by the Vintage Group (as hereinafter defined) or other members of Buddy’s.

Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair market values of the tangible and intangible assets and liabilities related to Buddy’s.

The unaudited pro forma combined financial statements contain only adjustments that are factually supportable and directly attributable to the Transactions and do not reflect the costs of any integration activities or benefits that may result from realization of future revenue growth or operational synergies expected to result from the Transactions.

The Company has a fiscal year ending on April 30 while Buddy’s reports its results of operations on a calendar year basis. As a result, the historical statement of operations for the fiscal year ended December 31, 2018 of Buddy’s has been adjusted to reflect a trailing twelve-month period ending March 31, 2019 by adding Buddy’s statement of operations for the three months ended March 31, 2019 and subtracting Buddy’s statement of operations for the three months ended March 31, 2018.

The unaudited pro forma combined financial information set forth below give effect to the Transactions and the application of the acquisition method of accounting in connection with the merger.

The unaudited pro forma combined financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma combined financial statements;
•	the Company’s audited historical consolidated financial statements and related notes for the year ended April 30, 2019; and
•	Buddy’s’ audited and unaudited historical consolidated financial statements and related notes for the fiscal year ended December 31, 2018 and as of and for the three months ended March 31, 2019 and March 31, 2018.

Description of the Transactions

Pursuant to the business combination agreement, the Company and Buddy’s have consummated the merger whereby Buddy’s has become a wholly-owned subsidiary of New Holdco. In connection with the merger, the Company has formed New Holdco, which indirectly holds all of the Company’s and Buddy’s operating subsidiaries. In connection with the business combination agreement and the merger, the Company designated a new class of voting, non-economic shares of preferred stock (“Voting Non-Economic Preferred Stock”) pursuant to the certificate of designation. The certificate of designation, which was approved by the board of directors of the Company on July 10, 2019 and filed by the Company with the Secretary of State of the State of Delaware on July 10, 2019, designates 1,616,667 shares of Voting Non-Economic Preferred Stock, substantially all of which were issued to the Buddy’s equity holders as consideration in the merger along with approximately 8,083,333 New Holdco common units. Buddy’s equity holders have the option to exchange each New Holdco common unit and one-fifth (1/5) of a share of Voting Non-Economic Preferred Stock, respectively, for one share of the Company common stock beginning six months following the date of the merger, provided, however that the board of directors of the Company, in its sole discretion, may waive the application of the six-month period. The certificate of designation also provides for a mandatory redemption in shares of Company common stock under the terms stated above upon a change in control event with respect to the Company or New Holdco. Following the merger, the Company became the sole managing member of New Holdco and will consolidate New Holdco for financial reporting purpose. The New Holdco common units held by Buddy’s equity holders will be recorded as a non-controlling interest on the consolidated financial statements.

Concurrently with the execution of the business combination agreement, the Company and the Buddy’s equity holders entered into an income tax receivable agreement (the “TRA”). Subject to certain exceptions set forth in the TRA, the TRA generally provides that the Company will pay the Buddy’s equity holders 40% of the cash savings, if any, in federal, state and local taxes that the Company realizes or is deemed to realize as a result of any increase in tax basis of the assets of New Holdco resulting from future redemptions or exchanges of New Holdco common units held by Buddy’s equity holders. In connection with the merger, none of the New Holdco common units are expected to be purchased or exchanged by the Company and the Buddy’s equity holders and therefore an initial tax receivable liability is not anticipated. However, subsequent to the merger, the effects of each purchase or exchange of New Holdco common units may result in adjustments to record a change in deferred tax balances, tax receivable liabilities equal to 40% of the estimated realizable tax benefits, and an increase to additional paid-in capital for the remainder. The total amount of future payments under the TRA could be substantial. However, the Company is not able to anticipate the expected timing of, or quantify the dollar amount of, these payments. The timing and amount of these payments will depend on a number of factors, including, among other things, (1) the amount and timing of future exchanges of New Holdco common units by the Buddy’s equity holders, and the extent to which these exchanges are taxable, (2) the price per share of the Company common stock at the time of any exchange, (3) the amount and timing of future income against which to offset the potential tax benefits resulting from the subsequent exchange of New Holdco common units pursuant to the certificate of designation and (4) the tax laws then in effect.

Following the merger, the Company commenced the offer to acquire any and all outstanding shares of Company common stock other than shares of Company common stock held by Vintage Capital Management, LLC (“Vintage”), Brian Kahn, one of Franchise Group’s directors and the investment manager of Vintage, and certain related persons (Mr. Kahn and such related persons, including Vintage, are sometimes referred to herein as the “Vintage Group”) and B. Riley Financial, Inc. (“B. Riley”) and certain of its affiliates, who have agreed not to tender their shares of Company common stock in the offer, for a price per share of $12.00 in cash. The offer is not conditioned on any minimum number of shares of Company common being tendered. The offer and transaction costs related to the merger would be financed through:

•	Term loan financing: Buddy’s has executed the Buddy’s credit agreement with various lenders from time to time party thereto and Kayne Solutions Fund, L.P., as administrative agent and as collateral agent, with proceeds, net of financing costs, of approximately $80.2 million. Approximately $25.0 million of the Buddy’s term loan has been used to prepay and terminate the outstanding revolving credit facility of Buddy’s and certain other persons with Texas Capital Bank, National Association, and the remaining amount would be used to finance the offer and merger costs.
•	Equity investment from Tributum, L.P. (“Tributum”): Contemporaneously with the consummation of the merger and pursuant to a closing subscription agreement between the Company and Tributum, Tributum, a member of the Vintage Group, purchased approximately 2,083,333 shares of Company common stock at a purchase price of $12.00 per share, for an aggregate purchase price of $25.0 million in cash. Such commitment would finance the first $25.0 million of tender offer acceptances.
•	Additional equity commitments from Tributum: To the extent that total tender offer acceptances exceed the available proceeds from the Buddy’s term loan, the Company’s revolving credit agreement and the closing subscription agreement with Tributum, Tributum has entered into a binding commitment to finance the remainder of any financing needs, if applicable, resulting from the offer by entering into the post-closing subscription agreement with the Company on July 10, 2019. Pursuant to the post-closing subscription agreement, Tributum has agreed to purchase a number of shares of Company common stock at a purchase price of $12.00 per share to finance the tender offer. The purchase price under the post-closing subscription agreement will not exceed $40.0 million in the aggregate.

The unaudited pro forma combined financial information has been prepared based on the Company’s best estimate that stockholders of the Company will accept the offer for 3.75 million shares of Company common stock, or approximately $45.0 million. However, the Company has also considered a range of potential outcomes resulting from the offer:

•	Minimum acceptances: This scenario assumes that no stockholder of the Company accepts the offer with respect to its shares of Company common stock. Under this scenario, the additional Buddy’s term loan debt proceeds will be used for payment of transaction costs and expenses and general operating purposes. In addition, the Company has issued approximately 2,083,333 shares of common stock to Tributum in exchange for a $25.0 million investment at a purchase price of $12.00 per share. In this scenario, the full amount of the Tributum investment (net of any transaction costs and expenses) would be contributed to New Holdco in exchange for the issuance of New Holdco common units to the Company at a price per unit equal to $12.00, which would result in the pre-closing members of Buddy’s holding an approximately 33.29% non-controlling interest in New Holdco.
•	Maximum acceptances: This scenario assumes that all stockholders of the Company (other than the Vintage Group and B. Riley and certain of its affiliates) holding approximately 8.9 million shares of Company common stock accept the offer for a value of $12.00 per share, or $107.0 million. Accordingly, the offer would be financed by the initial Tributum equity commitment of $25.0 million, additional term loan debt financing under the Buddy’s term loan and the additional equity commitment by Tributum pursuant to the post-closing subscription agreement. In this scenario, the pre-closing members of Buddy’s would continue to hold an approximately 36.42% non-controlling interest in New Holdco as equity contributions from Tributum to the Company under the closing subscription agreement and the post-closing subscription agreement would be used to purchase shares of Company common stock in the offer resulting in no change to the equity ownership at New Holdco.

The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or financial position of the Combined Company (as defined below) would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or financial position of the Combined Company on a standalone basis.

Unaudited Pro Forma Combined Statement of Operations

Year Ended April 30, 2019

	Historical Franchise Group	Adjusted Buddy's (Note 2)
Dollars in thousands, except per share amounts	Year Ended April 30, 2019	Year Ended March 31, 2019	Acquisition Pro Forma Adjustments (Note 3)		Financing and offer Pro Forma Adjustments (Note 4)		Pro Forma Combined Year Ended April 30, 2019
Revenue:
Franchise fees	2,766	–	–		–		2,766
Area Developer fees	3,146	–	–		–		3,146
Royalties and advertising fees	63,716	15,736	–		–		79,452
Financial products	33,478	–	–		–		33,478
Interest income	8,189	–	–		–		8,189
Assisted tax preparation fees, net of discounts	14,611	–	–		–		14,611
Electronic Filing Fee	2,675	–	–		–		2,675
Lease revenue	–	26,504	–		–		26,504
Agreement, club and damage waiver fee	–	5,368	–		–		5,368
Retail sales	–	2,592	–		–		2,592
Other revenues	3,965	1,901	–		–		5,866
Total revenues	132,546	52,101	–		–		184,647
Operating Expenses:
Leasing cost of sales	–	9,230	–		–		9,230
Retail cost of sales	–	1,844	–		–		1,844
Employee compensation and benefits	39,822	14,301	–		–		54,123
Selling, general, and administrative expenses	42,038	12,446	–		–		54,484
Area Developer expense	15,584	–	–		–		15,584
Advertising expense	12,532	1,838	–		–		14,370
Depreciation, amortization, and impairment charges	14,084	513	2,293	(3a)	–		16,890
Restructuring Costs	9,345	–	–		–		9,345
Total operating expenses	133,405	40,172	2,293		–		175,870
Total operating income	(859)	11,929	(2,293)		–		8,777
Other (expense) income:
Foreign currency transaction (loss) gain	(113)	–	–		–		(113)
Net gain on sale of store related assets	–	259	–		–		259
Interest expense	(3,023)	(1,412)	–		(7,259)	(4a)	(11,694)
(Loss) income before income taxes	(3,995)	10,776	(2,293)		(7,259)		(2,771)
Income tax (benefit) expense	(1,839)	–	–		1,357	(4b)	(482)
Net Income (Loss)	(2,156)	10,776	(2,293)		(8,616)		(2,289)
Less: Loss attributable to noncontrolling interests	–	–	–		(1,009)	(4c)	(1,009)

Net (loss) income attributable to common stockholders	$(2,156)	$10,776	$(2,293)		$(7,607)		$(1,280)

Earnings per common share
Basic (a)	$(0.16)						$(0.10)
Diluted (b)	(0.16)						(0.10)
Weighted average common share	–
Basic (a)	13,800,884						13,319,356
Diluted (b)	13,800,884						13,319,356

See accompanying notes to the unaudited pro forma combined financial statements.

(a)	Pro forma basic earnings per share and pro forma weighted average basic shares outstanding for the year ended April 30, 2019 reflect the number of shares of Company common stock that are expected to be outstanding upon completion of the Transactions based on the most likely offer scenario, for which approximately 3.75 million shares of Company common stock will be repurchased, offset by approximately 2.1 million shares of Company common stock purchased by Tributum pursuant to the closing subscription agreement and approximately 0.9 million shares of Company common stock which would be purchased by the former Buddy’s members in connection with the offer.
(b)	Due to the pro forma combined net loss attributable to the Company common stockholders for the year ended April 30, 2019, dilutive common share-equivalents, including the potential conversion of New Holdco common units to shares of Company common stock and the potential issuance of shares of Company common stock under the Company’s equity plans in which the Company’s employees participate, were excluded from diluted weighted average common shares outstanding as they would have been anti-dilutive.

Unaudited Pro Forma Combined Balance Sheet

as of April 30, 2019

	Historical
	Franchise Group	Buddy's (Note 2)

Dollars in thousands, except per share amounts	As of April 30, 2019	As of March 31, 2019	Acquisition Pro Forma Adjustments (Note 3)		Financing and offer Pro Forma Adjustments (Note 4)		Pro Forma Combined As of April 30, 2019
Assets
Current assets:
Cash and cash equivalents	$22,983	$1,534	$-		$35,242	(4d)	$59,759
Receivables:			-
Accounts receivable	47,011	15,138	-		-		62,149
Notes receivable - current	21,097	136	-		-		21,233
Interest receivable, net of uncollectible amounts	1,718	-	-		-		1,718
Allowance for doubtful accounts - current	(11,183)	-	-		-		(11,183)
Total current receivables, net	58,643	15,274	-		-		73,917
Bank products receivable	7,277	-	-		-		7,277
Income tax receivable	1,784	-	1,031	(3d)	-		2,815
Lease merchandise, net of accumulated depreciation	-	10,249	-		-		10,249
Other current assets	2,405	829	-		-		3,234
Total Current Assets	93,092	27,886	1,031		35,242		157,251
Property, equipment, and software, net	32,676	1,057	-		-		33,733
Notes receivable - non-current	7,445	-	-		-		7,445
Allowance for doubtful accounts - non-current	(633)	-	-		-		(633)
Total non-current notes receivables, net	6,812	-	-		-		6,812
Goodwill	6,566	6,849	76,873	(3b)	-		90,288
Other intangible assets, net	19,161	-	28,900	(3c)	-		48,061
Deferred income taxes	315	-	-		-		315
Due from related parties	-	2,069	-		-		2,069
Other assets	1,379	872	-		-		2,251
Total Assets	160,001	38,733	106,804		35,242		340,780

Liabilities and Equity
Current liabilities:
Revolving credit facility	-	24,971	-		(24,971)	(4d)	-
Current installments of long-term obligations	13,108	-	-		3,075	(4d)	16,183
Accounts payable and accrued expenses	13,672	5,440	5,923	(3d)	-		24,992
			(43)	(3e)
Due to Area Developers (ADs)	17,282	-	-		-		17,282
Income taxes payable	447	-	-		-		447
Deferred gain on sale	-	51	(51)	(3e)	-		-
Deferred revenue - current	3,679	-	-		-		3,679
Total Current Liabilities	48,188	30,462	5,829		(21,896)		62,583
Long-term obligations, excluding current installments, net	1,940	-	-		77,138	(4d)	79,078
Deferred gain on sale	-	585	(585)	(3e)	-		-
Deferred revenue and other - non-current	5,622	446	-		-		6,068
Deferred income tax liability	537	-	16,692	(3f)	-		17,229
Total Liabilities	56,287	31,493	21,936		55,242		164,958

Stockholders and Members' equity:
Members' Equity	-	7,240	(7,240)	(3g)	-		-
Voting non-economic preferred stock, $0.01 par value per share	-	-	16	(3g)	-		16
Common stock, $0.01 par value per share	140	-	-		-		140
Additional paid-in capital	12,552	-	96,984	(3g)	-		70,510
					(64,026)	(4e)
					25,000	(4d)
Treasury stock	-	-	-		(45,000)	(4d)	(45,000)
Accumulated other comprehensive loss, net of taxes	(1,910)	-	-		-		(1,910)
Retained earnings	92,932	-	(4,892)	(3d)	-		88,040
Total stockholders' equity attributable to Liberty	103,714	7,240	84,868		(84,026)		111,796
Non-controlling interest	-	-	-		64,026	(4e)	64,026
Total stockholders' equity	103,714	7,240	84,868		(20,000)		175,822

Total Liabilities and Equity	$160,001	$38,733	$106,804		$35,242		$340,780

See accompanying notes to the unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Statements

(dollars in thousands, except share and per share data)

Note 1: Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma statement of operations and pro forma balance sheet of the combined company based on the historical financial statements of the Company and Buddy’s, after giving effect to the Transactions as described above (the “Combined Company”). The historical financial statements of the Company and Buddy’s have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Transactions, (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of operations of the Combined Company.

The accompanying pro forma financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the Combined Company if the Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of revenue growth or operational synergies expected to result from the Transactions.

In addition, the historical statement of operations for the fiscal year ended December 31, 2018 of Buddy’s has been adjusted to reflect a trailing twelve-month period ended March 31, 2019 by adding the statement of operations for the three months ended March 31, 2019 and subtracting the statement of operations for the three months ended March 31, 2018.

Note 2: Adjustments to Buddy’s Historical Financial Statements

Certain reclassifications have been made to the historical presentation of the statement of operations and balance sheet of Buddy’s to conform to the financial statement presentation of the Company.

In addition, certain operations and net assets of Buddy’s, including its Flexi Buddy’s, BGTG LLC and 1357 LLC subsidiaries, were divested to the Buddy’s equity holders in December 2018 and therefore were not acquired or assumed by the Company. The following summarizes the reclassification adjustments and elimination of the operations and net assets that are not acquired as part of the merger in the unaudited pro forma combined statement of operations for the trailing twelve-month period ended March 31, 2019.

	Twelve Months Ended March 31, 2019
(in thousands)	Before Adjustment	Operations not contributed	Reclassification	After Adjustment
Revenue
Lease revenue	$30,560	(4,056)	-	26,504
Agreement, club and damage waiver fee	6,160	(792)	-	5,368
Retail sales	2,874	(282)	-	2,592
Franchising and licensing fees	15,204	532	(15,736)	-
Royalties and advertising fees	-	-	15,736	15,736
Other support revenue	2,023	(122)	(1,901)	-
Other revenues	-	-	1,901	1,901
Revenue, net	56,821	(4,720)	-	52,101
Cost of revenues
Leasing cost of sales	10,949	(1,719)	-	9,230
Retail cost of sales	2,197	(353)	-	1,844
Operating expenses:
Personnel expense	16,375	(2,074)	(14,301)	-
Occupancy expense	4,845	(635)	(4,210)	-
Marketing expense	1,927	(89)	(1,838)	-
Delivery/Vehicle expense	1,356	(208)	(1,148)	-
General & Administrative expense	7,426	(339)	(7,087)	-
Selling, general, and administrative expenses	-	-	12,446	12,446
Employee compensation and benefits	-	-	14,301	14,301
Advertising expense	-	-	1,838	1,838
Depreciation expenses	608	(95)	(513)	-
Depreciation, amortization, and impairment charges	-	-	513	513
Total operating costs	45,683	(5,512)	1	40,172

Operating income	11,138	792	(1)	11,929

Other income (expense)
Net gain on sale of store related assets	178	81	-	259
Amortization expense	(178)	177	1	-
Interest expense	(1,453)	41	-	(1,412)
Total other income (expense)	(1,453)	299	1	(1,153)

Net income before income taxes	$9,685	1,091	-	10,776

Income taxes	-	-	-	-

Net income	$9,685	1,091	-	10,776

Buddy’s reclassifications in the unaudited pro forma consolidated balance sheet as of March 31, 2019 are as follows:

(in thousands)	Before Reclassification	Reclassification	As Adjusted
Assets
Cash and cash equivalents	$1,534	$-	$1,534
Receivable from franchises	15,138	-	15,138
Account receivable	-	-
Note receivable	136	-	136
Other receivables	68	(68)	-
Other current assets	-	830	830
Prepaid expenses and other current assets	762	(762)	-
Lease merchandise, net of accumulated depreciation	10,249	-	10,249
Total Current Assets	27,887	-	27,887
PP&E	650	407	1,057
Construction in process	407	(407)	-
Deposit	863	(863)	-
Due from related parties	2,069	0	2,069
Intangible assets - goodwill	6,848	(6,848)	-
Loan costs, net	9	(9)	-
Goodwill	-	6,848	6,848
Other Assets	-	872	872
Total Assets	$38,733	$-	$38,733

Liabilities and Equity
Line of credit	$24,971	$-	$24,971
Account payable	2,964	(2,964)	-
Accrued expenses	2,476	(2,476)	-
Accounts Payable and Accrued Expenses	-	5,440	5,440
Deferred gain on sale	51	-	51
Total Current Liabilities	30,462	-	30,462
Deferred gain on sale	585	-	585
Deferred development fees	446	(446)	-
Deferred revenue and other - non-current	-	446	446
Total Liabilities	31,493	-	31,493

Commitments and Contingencies

Members' Equity
Members' equity	7,240	-	7,240
Total Liabilities and Equity	$38,733	$-	$38,733

The unaudited historical balance sheet of Buddy’s as of March 31, 2019 excludes the operations of Flexi Buddy’s, BGTG LLC and 1357 LLC as these entities were divested to Buddy’s equity holders in December 2018.

Note 3: Purchase Price Accounting and Related Adjustments

The unaudited pro forma combined balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable assets acquired and liabilities assumed related to Buddy’s, with the excess recorded as goodwill. The purchase price allocation in these unaudited pro forma combined financial statements is based upon the estimated fair value of the New Holdco common units that were issued to Buddy’s equity holders in exchange for Buddy’s units. The New Holdco common units will be exchangeable into approximately 8.1 million shares of Company common stock.

The purchase price is calculated as follows:

(in thousands except per share)
Number of New Holdco common units issued to Buddy’s equity holders that are exchanged into shares of Company common stock	8,083
Estimated fair value per common unit issued to Buddy’s equity holders	$12.0	(a)
Total Purchase Price	$97,000

(a)	The fair value per unit of $12.00 was determined based on the estimated enterprise value of Buddy’s negotiated and agreed upon in connection with the merger. This price also approximates the estimated fair value of the Company’s common stock.

The preliminary purchase price allocation of Buddy’s is calculated as follows:

(in thousands)	March 31, 2019 Buddy's Newco Historical Information	Fair Value Adjustments	Purchase Price Allocation
Cash and cash equivalents	$1,534	$-	1,534
Receivable from franchises	15,138	-	15,138
Note receivable	136	-	136
Other current assets	829	-	829
Lease merchandise, net of accumulated depreciation	10,249	-	10,249
PP&E	1,057	-	1,057
Due from related parties	2,069	-	2,069
Intangible assets	-	28,900	28,900
Goodwill	6,849	76,873	83,722
Other Assets	872	-	872
Total assets acquired	$38,733	$105,773	$144,506

Line of credit	$24,971	-	$24,971
Accounts Payable and Accrued Expenses	5,440	(43)	5,397
Deferred gain on sale - ST	51	(51)	-
Deferred gain on sale - LT	585	(585)	-
Deferred income taxes		16,692	16,692
Deferred revenue and other - non-current	446	-	446
Total liabilities assumed	$31,493	$16,013	$47,506

Net assets acquired / purchase price	$7,240	$89,760	$97,000

(3a) All amortization adjustments relate to customer related intangible assets as a result of the merger and are recorded to depreciation, amortization, and impairment charges. The estimated amortization expense was computed using the straight-line method based on an estimated useful life of the identifiable definite-lived intangible assets.

(in thousands)	Estimated Useful Life	Estimated Fair Value	April 30, 2019 Amortization Estimates
Trademark intangibles	Indefinite	$11,100	$-
Franchise agreement intangibles	10	10,100	1,010
Customer contract intangibles	6	7,700	1,283
Total		$28,900	$2,293
Historical amortization expense			$-
Pro forma adjustment			$2,293

(3b) Represents the excess of the purchase price over the fair value of the underlying net tangible and identifiable intangible assets, net of liabilities, and is estimated to be $83.7 million, which is an increase of $76.8 million over Buddy’s book value of goodwill prior to the merger. The estimated goodwill to be recognized is attributable to the assembled workforce and operational synergies in the expected franchise models.

(3c) Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $28.9 million. The general categories of the acquired identified intangible assets are expected to be the following:

(in thousands)	Estimated Useful Life	Estimated Fair Value
Trademark intangibles	Indefinite	$11,100
Franchise agreement intangibles	10	$10,100
Customer contract intangibles	6	$7,700
Total		$28,900
Historical Net Book Value		-
Pro forma adjustment		28,900

The fair value estimate for all identifiable intangible assets is preliminary and is based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. The final determination of fair value of intangible assets, as well as estimated useful lives, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation, which is yet to be finalized.

(3d) Represents the adjustments to retained earnings, accrued expenses and related income tax balances for transaction-related expenses incurred subsequent to April 30, 2019 that are associated with the Transactions, including certain legal, accounting and other third-party advisor expenses, net of the related tax impacts. These transaction-related expenses are not reflected in the pro forma combined statements of operations because they do not have a continuing impact.

(3e) Represents the elimination of Buddy’s short-term and long-term deferred gain on a sale and lease back transaction and deferred revenue in connection with acquisition accounting as no fair value has been determined for the deferred gain and deferred revenue.

(3f) Represents deferred tax liabilities resulting from the fair value adjustments for the identifiable intangible assets as a result of the merger. This estimate of deferred tax liability was determined based on the book and tax basis differences attributable to the identifiable intangible assets acquired and based on estimated U.S. statutory tax rates of the Combined Company of 27.4% as of and for the fiscal year ended April 30, 2019.

(3g) Represents the elimination of Buddy’s members equity and an adjustment to additional paid-in-capital equal to the consideration transferred to Buddy’s in connection with the merger. The consideration transferred to Buddy’s equity holders will include the issuance of Voting Non-Economic Preferred Stock and the issuance of New Holdco common units that will provide Buddy’s equity holders with non-controlling interests in the Combined Company’s operating subsidiaries. As the sole managing member, the Company will control and consolidate New Holdco following the merger and will record a non-controlling interest equal to a proportionate share of New Holdco held by the Buddy’s equity holders. However, the percentage of non-controlling interests is dependent on the results of the tender offer. Refer to Note 4e for the pro forma adjustment reflected to reclassify the Company’s additional paid in capital to non-controlling interest based on the expected proportionate share to be held by Buddy’s equity holders.

Note 4: Financing and Offer Adjustments

(4a) The adjustment of $7.3 million for the fiscal year ended April 30, 2019, represents an increase in interest expense and amortization of debt issuance costs in connection with the $82.0 million 5-year term loan and extinguishment of Buddy’s $25.0 million of line of credit. The adjustment is based on an assumed allowable contractual interest rate election of 10.33%. A 1/8% variance in the assumed interest rate would change the annual interest expense by $0.1 million.

(4b) Represents adjustments to income tax (benefit) expense. Following the merger, the income of Buddy’s attributable to the Company’s controlling interest will be subject to U.S. income taxes, in additional to state, and local taxes. As a result, the pro forma adjustment was estimated based on the historical income before taxes of Buddy's and effect of the other pro forma adjustments before income taxes attributable to the Company’s controlling interest multiplied by a blended statutory tax rate of 27.4% for the year ended April 30, 2019. This rate includes provisions for U.S. federal income taxes and assumes the highest statutory rates apportioned to each state, local and/or foreign jurisdiction. The actual effective tax rate of the Company may differ materially from the pro forma tax rates due to, among other factors, changes in tax laws, the impact of permanent tax differences, income tax reserves determined in connection with the merger and tax planning.

(4c) Represents the adjustment to the (loss) income attributable to non-controlling interests based on the outcome of the merger and offer as described in Note 4e below. The amount attributable to non-controlling interests will vary based on the minimum and maximum acceptances of the offer. Accordingly, the income attributable to the non-controlling interests will vary by $0.8 million depending on the amount of acceptances of the offer.

(4d) In connection with the Transactions, Buddy’s has signed the Buddy’s credit agreement for debt financing of the Transactions consisting of a $82.0 million, 5-year term loan, which bears interest at variable rates. The pro forma adjustment reflects the planned incurrence of $80.2 million of indebtedness, net of estimated debt issuance costs of $1.8 million, and the extinguishment of Buddy’s outstanding line of credit of $25.0 million. The net proceeds after repayment of the line of credit will be used to fund the offer with any excess used for general corporate purposes. The pro forma adjustment assumes a $45.0 million offer with the first $25.0 million financed by the equity contribution from Tributum, and the remaining $20.0 million financed with the proceeds from the Buddy’s term loan. The offer results in adjustments to Treasury stock of $45.0 million.

The total pro forma adjustment to cash includes the following:

Pro forma adjustment to cash
(in thousands)
Increase from issuance of debt	$80,213
Vintage equity contribution	25,000
offer assumed redemptions based on most likely outcome	(45,000)
Repayment of Line of Credit	(24,971)
Net Pro forma adjustment to cash	$35,242

The total pro forma adjustment to debt includes the following:

Pro forma adjustment to debt
(in thousands)
Term loan financing	$82,000
Less: Estimated debt issuance costs	(1,787)
Debt, net of debt issuance costs	80,213
Pro forma adjustment to current portion of debt:	$3,075
Pro forma adjustment to debt, net of current portion:	$77,138

Repayment of Line of Credit:	$(24,971)

(4e) Represents the adjustment to non-controlling interests in connection with the merger and the expected outcome of the offer. Based on the assumed acceptances of $45.0 million in the offer, the Company expects that the pre-closing members of Buddy’s would continue to hold a non-controlling interest in New Holdco of approximately 36.42% or approximately $64.0 million as of April 30, 2019 on a pro forma basis after giving effect to the Transactions.